Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-203810, 333-211270, 333-216857, 333-223503, 333-230247, 333-236666, 333-253219, 333-262609, 333-269675, 333-276939 and 333-279633) and Form S-3 ASR (File No. 333-373460) of our reports dated February 11, 2026 with respect to the consolidated financial statements of Viking Therapeutics, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Costa Mesa, California

February 11, 2026